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                                                                   EXHIBIT 99(a)


[TAUBMAN LOGO]
                                                         200 East Long Lake Road
                                                      Bloomfield Hills, MI 48304
                                                                  (248) 258-6800





CONTACT: Barbara Baker (investors)
         (248) 258-7367

         Karen MacDonald (media)
         (248) 258-7469
         www.taubman.com





FOR IMMEDIATE RELEASE



TAUBMAN ISSUES STATEMENT REGARDING THE GMPT REGIONAL
MALL PORTFOLIO MANAGED BY TAUBMAN
TAUBMAN REAFFIRMS 2004 GUIDANCE


         BLOOMFIELD HILLS, Mich, April 8, 2004 - - Taubman Centers, Inc. (NYSE:TCO) has been informed by the General Motors Pension Trusts (GMPT) of GMPT's intention to pursue a recapitalization of its wholly-owned mall portfolio which Taubman currently manages. This initiative may include the sale of partial or full interests in one or more of eight of GMPT's nine wholly-owned malls.
      Taubman has been the third party manager of these properties since September 1998, when GMPT exchanged its equity holdings in Taubman for interests in these shopping centers. Prior to 1998 Taubman owned the properties and developed all but one of them.
     The third party management contracts continue to be in effect and Taubman is actively managing and leasing the properties. If at some future date, GMPT cancels any of these contracts, which are cancelable with 90 days notice (as is standard in the industry), Taubman will promptly disclose that fact. "While GMPT pursues the recapitalization, we are committed to intensively managing these assets as we always have, and we will certainly consider participating in their process," said Robert S. Taubman, chairman, president and chief executive officer.


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Taubman Centers/2


         Taubman expects that any transaction that might result, including a cancellation of any or all eight of the center contracts, would have a non-material effect on its earnings for 2004 (excluding the impact of any potential non-recurring organizational charges). As disclosed in Taubman's Form 10-K filed with the SEC on March 9, 2004, the company allocates $3 to $5 million of annual overhead costs that would not be eliminated if all the GMPT contracts were to be cancelled. In addition, the Company earned a modest profit from the management of these centers. Taubman Centers is reaffirming its 2004 guidance (excluding any potential non-recurring organizational charges) of Funds from Operations per Share of $1.88 to $1.92 as previously announced. The company expects to update this guidance in late April, as is its practice, with the announcement of its first quarter 2004 results. The company expects Net Income
(Loss) allocable to common shareholders for 2004 to be in the range of $(0.08) to $0.11 per share.
         Robert S. Taubman stated, "We continue to focus on our core business strategies of managing, leasing and developing the 21 high-performing centers we currently own. We will make every effort to minimize the impact of this announcement on our talented associates."
         Taubman Centers, Inc., a real estate investment trust, owns and/or manages 31 urban and suburban regional and super regional shopping centers in 13 states from coast to coast. Northlake Mall (Charlotte, N.C.) is under construction and will open September 15, 2005. Taubman Centers is headquartered in Bloomfield Hills, Mich.


This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, timing of any transactions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in Taubman Centers' filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.








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Taubman Centers/3


RECONCILIATION OF GUIDANCE FOR FUNDS FROM OPERATIONS PER SHARE TO NET INCOME
(LOSS)
ALLOCABLE TO COMMON SHAREHOLDERS


                                                              RANGE FOR
                                                              YEAR ENDED
                                                           DECEMBER 31, 2004


Guidance for Funds from Operations per share         $  1.88            $  1.92

Real estate depreciation -- TRG                        (1.40)             (1.33)

Depreciation of TCO's additional basis in TRG          (0.15)             (0.15)

Distributions in excess of earnings allocable to
       Minority interest                               (0.41)             (0.33)
                                                     ---------         ---------

Guidance for net income (loss) allocable to
        common shareholders                          $  (0.08)          $  0.11
                                                     =========         =========





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Taubman Centers/4


TAUBMAN OWNED CENTERS

Arizona Mills (Tempe, AZ)

Beverly Center (Los Angeles, CA)

Cherry Creek (Denver, CO)

Dolphin Mall (Miami, FL)

Fair Oaks (Fairfax, VA)

Fairlane Town Center (Dearborn, MI)

Great Lakes Crossing (Auburn Hills, MI)

International Plaza (Tampa, FL)

MacArthur Center (Norfolk, VA)

The Mall at Millenia (Orlando, FL)

Regency Square (Richmond, VA)

The Mall at Short Hills (Short Hills, NJ)

Stamford Town Center (Stamford, CT)

Stony Point Fashion Park (Richmond, VA)

Sunvalley (Concord, CA)

Twelve Oaks Mall (Novi, MI)

Waterside Shops at Pelican Bay (Naples, FL)

The Mall at Wellington Green (Wellington, FL)

Westfarms (West Hartford, CT)

The Shops at Willow Bend (Plano, TX)

Woodland (Grand Rapids, MI)






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Taubman Centers/5


TAUBMAN THIRD PARTY MANAGED CENTERS

Briarwood (Ann Arbor, MI)

Columbus City Center (Columbus, OH) *

The Falls (Miami, FL)

Hilltop (Richmond, CA)

Lakeforest (Gaithersburg, MD)

Marley Station (Anne Arundel County, MD)

Meadowood Mall (Reno, NV)

Stoneridge (Pleasanton, CA)

The Mall at Tuttle Crossing (Columbus, OH)

Woodfield (Schaumburg, IL) **

*  Not included in the recapitalization process

** Jointly owned by GMPT and another investor -- not included in the recapitalization process




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